EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (333-19127, 333-19145, 333-80187, 333-42444, 333-52236 and 333-77006) and on Form S-3 (333-91211) for Cornell Companies, Inc. and its subsidiaries of our report dated March 11, 2004 relating to the financial statements that appear on this Form 10-K.

Houston, Texas

March 15, 2004